Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS PRICES $900 MILLION BOND ISSUE

DEERFIELD, Ill. – June 9, 2015 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced that yesterday it priced a $900 million registered public offering of senior unsecured notes. The Company intends to use the proceeds from the notes offering to pay down its current revolving credit facility and for general corporate purposes.

The transaction consists of two tranches: $400 million of 5 year notes due 2020 with a coupon of 3.00 percent and $500 million of 10 year notes due 2025 with a coupon of 4.00 percent.

In advance of the notes offer the Company received the following investment grade ratings: Standard & Poor’s BBB, Fitch BBB and Moody’s Baa3.

“Our recent acquisition of Norcraft was not only strategic for our cabinets segment, but also provided an opportunity to secure long-term debt,” said Lee Wyatt, chief financial officer, Fortune Brands. “Our solid business model, consistent cash flow and strong balance sheet support the investment grade ratings received from all three rating agencies. Importantly, with the proceeds used to pay down our revolver, we will have significant financial flexibility to drive incremental growth.”

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 222 Broadway, 11th Floor, New York, NY 10038, or by calling 1-800-294-1322, or by emailing dg.prospectus_requests@gaml.com, and from J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 3rd Floor, 383 Madison Avenue, New York, NY 10179, or by facsimile at 212-834-6081. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the SEC website at www.sec.gov.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include MasterBrand cabinets, Moen faucets, Therma-Tru entry door systems, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward looking statements.” Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to those factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. This press release is for informational purposes only; is neither an offer to sell nor solicitation of an offer to purchase the notes; and does not constitute an offer or sale in any jurisdiction in which, or to any person to whom, such an offer or sale is unlawful. Any offer of the notes will only be made by means of a prospectus.

Source: Fortune Brands Home & Security, Inc.

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